Exhibit 99.1

vTv Therapeutics Reports 2016 Fourth Quarter and Full Year Financial and Operational Results and Recent Highlights

Completed enrollment of Part A pivotal Phase 3 STEADFAST Study of azeliragon in Alzheimer’s Disease

Positive Phase 2 results for Type 2 diabetes therapies, TTP273 and TTP399

High Point, North Carolina (February 27, 2017) – vTv Therapeutics Inc. (vTv) (Nasdaq: VTVT), a clinical-stage biopharmaceutical company engaged in the discovery and development of new orally administered treatments for Alzheimer’s disease and diabetes, among other therapeutic areas, today provided a corporate update and reported financial and operational results for the fourth quarter and full year that ended December 31, 2016.

“2016 marked a year of substantial progress for vTv, as we achieved numerous milestones in the development of novel therapeutics for Alzheimer’s disease and Type 2 diabetes,” said Steve Holcombe, president and CEO of vTv Therapeutics. “Our Alzheimer’s program continues to advance as planned, and we welcomed positive Phase 2 results from each of our oral, small molecule drug candidates in Type 2 diabetes.”

Recent Highlights

Phase 3 STEADFAST Study with azeliragon in mild Alzheimer’s disease (AD)

Azeliragon: A novel, investigational, oral small molecule antagonist of the Receptor for Advanced Glycation Endproducts (RAGE) with the potential to delay progression of AD

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Part A of STEADFAST Study completed enrollment in the third quarter. The 18-month randomized, double-blind, placebo-controlled study is evaluating the potential of azeliragon to slow the cognitive and functional decline of patients with mild Alzheimer’s disease. Based on the completion of enrollment of Part A in September, the Company anticipates reporting topline data from this part of the study in early 2018. Enrollment of Part B continues, and is on track to be completed by mid-year of 2017. The STEADFAST Study is being conducted under a Special Protocol Assessment. Development of azeliragon has received fast track designation from the FDA.

Phase 2 LOGRA Study with TTP273 in Type 2 diabetes

TTP273: An investigational, orally-administered small molecule GLP-1R agonist

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Demonstrated a statistically significant reduction in HbA1c. In the 12-week LOGRA study conducted in 30 centers in the U.S., 174 patients with Type 2 diabetes on stable doses of metformin were randomized to receive either placebo or TTP273 at doses of 150 mg once or twice daily. Patients in each treatment arm had mean placebo-subtracted HbA1c differences of -0.86 percent and -0.71 percent, respectively. HbA1c increased by 0.15 percent in patients randomized to placebo. Although the study was not powered to demonstrate weight loss, trends were observed with patients losing on average 0.9 kg and 0.6 kg in the once and twice daily arms, respectively. Additionally, the compound was well-tolerated, with negligible incidences of nausea and vomiting across all arms of the study. Analyses of full study results will continue.

Phase 2b AGATA Study with TTP399 in Type 2 diabetes

TTP399: A novel, investigational, oral, liver-selective glucokinase activator (GKA)

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Topline results showed achievement of the primary endpoint of statistically significant change from baseline in HbA1c at 6 months with daily administration of 800 mg of TTP399. The Phase 2b AGATA (Add Glucokinase Activator to Target A1c) was a six-month, double-blind, placebo- and active-controlled parallel group trial in 190 patients with Type 2 diabetes on a stable dose of metformin. TTP399 was also found to be well-tolerated without increased incidences of hypoglycemia and hyperlipidemia compared to placebo. A manuscript with data from the study is in preparation and will be submitted for publication during the first quarter of 2017.

Upcoming Anticipated Milestones

STEADFAST Study (azeliragon in Alzheimer’s disease): Expect to complete enrollment in Part B of Phase 3 study in mid-2017.

Fourth Quarter 2016 Financial Results

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Completion of Credit Facility Financing: In October, the Company closed a $25 million facility, the proceeds of which will be used to advance its strategic initiatives, as well as to provide further financial support to ongoing clinical trials.

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Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2016 were $51.5 million, compared to $51.1 million as of September 30, 2016. Cash used in the quarter for operations was offset by the proceeds from the borrowing of the first tranche under the Company’s credit facility received in October. vTv believes that cash and cash equivalents coupled with funds available from its credit facility will be sufficient to fund operations through the first quarter of 2018, which is when topline results from Part A of the STEADFAST Study are expected.

•	R&D Expenses: Research and development expenses were $11.1 million in the fourth quarter of 2016, compared to $11.2 million in the third quarter of 2016. The decrease in research and development was primarily driven by decreases in costs associated with completion of the Company’s AGATA and LOGRA studies of $0.8 million and reduction in compound manufacturing costs for its diabetes and other programs of $0.6 million. Such decreases were offset by increases of $1.3 million related to the STEADFAST Study and the related open-label extension trial for azeliragon.

•	G&A Expenses: General and administrative expenses were $2.3 million in the fourth quarter of 2016, which is relatively consistent with expenses of $2.4 million in the third quarter of 2016.
•	Net Loss: Net loss was $13.7 million for the fourth quarter of 2016 compared to net loss of $13.5 million for the third quarter of 2016.

Full Year 2016 Financial Results

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R&D Expenses: Research and development expenses were $45.7 million in 2016, compared to $29.6 million in 2015. The increase in research and development expense was primarily driven by an increase of $15.4 million in costs related to the Company’s azeliragon program caused by higher enrollment and related activities for the STEADFAST Study, higher compound manufacturing costs to support the study and higher costs associated with other supporting studies. Additionally, there were increases of $0.6 million in costs related to TTP273, as increases in clinical trial costs outweighed decreases in compound manufacturing costs, and increases of $1.5 million in other research and development costs driven primarily by higher compensation costs as headcount was increased in order to support ongoing clinical trials. Such increases were offset by a decrease in spending of $1.5 million for TTP399, as the AGATA study was completed in August 2016 and a decrease in the cost of compound manufacturing for the study, which primarily occurred in 2015.

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G&A Expenses: General and administrative expenses were $9.9 million in 2016 compared to $9.1 million in 2015. The increase was primarily driven by a $2.1 million increase in compensation costs related to the addition of personnel to support compliance with public company requirements, offset by a $1.4 million decrease in legal and professional service expenses incurred in 2015 in connection with the Company’s IPO that year.

•	Net Loss: Net loss was $55.4 million for 2016 compared to a net loss of $41.1 million for 2015.

vTv Therapeutics Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2016	2016
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,505	$51,058
Accounts receivable, net	—	—
Prepaid expenses and other current assets	612	1,058
Total current assets	52,117	52,116
Property and equipment, net	444	493
Other long-term assets	1,934	2,106
Total assets	$54,495	$54,715
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$11,413	$10,156
Accounts payable and accrued expenses - related party	—	406
Deferred revenue	21	21
Total current liabilities	11,434	10,583
Notes payable	11,058	—
Other liabilities	433	225
Total liabilities	22,925	10,808
Commitments and contingencies
Redeemable noncontrolling interest	122,515	155,147
Stockholders’ deficit:
Class A Common Stock	97	97
Class B Common Stock	232	232
Additional paid-in capital	124,212	122,838
Accumulated deficit	(215,486)	(234,407)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(90,945)	(111,240)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$54,495	$54,715

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended		For the Year Ended December 31,
	December 31, 2016	September 30, 2016	2016	2015
Revenue	$38	$38	$634	$519
Operating expenses:
Research and development	11,099	11,165	45,748	29,584
General and administrative	2,252	2,401	9,906	9,077
Total operating expenses	13,351	13,566	55,654	38,661
Operating loss	(13,313)	(13,528)	(55,020)	(38,142)
Interest income	20	21	87	40
Interest expense	(394)	(1)	(398)	(108)
Other (expense) income, net	(24)	3	(22)	(2,897)
Loss before income taxes and noncontrolling interest	(13,711)	(13,505)	(55,353)	(41,107)
Income tax provision	—	—	—	—
Net loss before noncontrolling interest	(13,711)	(13,505)	(55,353)	(41,107)
Less: net loss attributable to noncontrolling interest	(9,661)	(9,512)	(39,001)	(13,609)
Net loss attributable to vTv Therapeutics Inc.	$(4,050)	$(3,993)	$(16,352)	$(27,498)
Net loss per share of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	$(0.42)	$(0.41)	$(1.71)	$(3.32)
Weighted-average number of vTv Therapeutics Inc. Class A Common Stock, basic and diluted	9,693,254	9,691,362	9,545,527	8,276,520

About vTv Therapeutics

vTv Therapeutics Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of orally administered small molecule drug candidates to fill significant unmet medical needs. vTv has a pipeline of clinical drug candidates led by programs for the treatment of Alzheimer’s disease and Type 2 diabetes as well as treatment of inflammatory disorders and the prevention of muscle weakness.

Forward-Looking Statements

This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

Contacts:

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